Exhibit 99.2

LuxUrban Hotels Inc. Reports Second Quarter 2024 Financial Results

Miami, Florida – September 25, 2024 – LuxUrban Hotels Inc. (Nasdaq: LUXH), a hospitality company that leases entire hotels on a long-term basis, manages these hotels, and rents out rooms to guests in the properties it leases, today announced its financial results for the second quarter ended June 30, 2024 (“Q2 2024”). The Company has also submitted its quarterly report on Form 10-Q to the U.S. Securities and Exchange Commission.

Q2 2024 Financial Overview:

●	Net Rental Revenue: $18.2 million, compared to $31.9 million in Q2 2023.

●	Gross (Loss) Profit: $(22.2) million, compared to a profit of $10.2 million in Q2 2023, impacted by increased rent expenses, surrender of deposits from exiting properties, and other increased operational costs. We have streamlined our hotel portfolio to exclude underperforming properties and now manage 9 hotels with a total of 1,056 rooms.

●	Total Operating Expenses: $4.2 million, compared to $5.4 million in Q2 2023, reflecting efforts to realign cost structures.

●	Net Loss: $(26.8) million, compared to a net loss of $(26.8) million in Q2 2023.

Rob Arigo, Lux Urban Hotels CEO, commented: “In 2024, we launched a comprehensive initiative to enhance our company’s management and operations, which we refer to as LuxUrban 2.0. Our strategy was focused on the strategic elimination of non-performing hotel properties, and targeted efforts to reduce operating overhead. As part of our recent Lux 2.0 transition, we strengthened our management and operations teams through recruiting talented directors and officers with significant experience in the hospitality and financial sectors. While significant work remains as we navigate the end of 2024, and legacy operations will continue to present exposure and challenges, we are implementing transformative changes within LuxUrban that will enhance our financial stability and provide a solid foundation for future growth.”

Operational Highlights:

Key initiatives include revenue optimization, expense reduction, re-branding, and a focus on long-term Master Lease Agreements, eliminating traditional fees.

Refinement of Hotel Portfolio:

LuxUrban Hotels has refined its portfolio and focused its geographic operations around New York City. The company is now operating 9 properties with a total of 1,025 units available.

Cost Management Initiatives:

In Q2 2024, the Company took actions to reduce its operational expenses, including renegotiating certain lease agreements and surrendering non-core properties, resulting in non-cash charges.

Strengthening the Company with Industry Expertise:

The Company added over 100 years of relevant industry and public company experience at both executive and Board levels. This includes the appointment of Non-Executive Chairman Elan Blutinger, independent board members Kim Schaefer and Alex Lombardo, and Mike James as Chief Financial Officer. Additionally, LuxUrban has hired experienced professionals in revenue management and property operations.

Outlook for the 2H 2024

Looking ahead, LuxUrban Hotels plans to focus on optimizing revenue management, improving its cash flow profile, and enhancing its balance sheet through strategic initiatives aimed at strengthening liquidity. The Company is optimistic about growth prospects in the second half of 2024 as it moves into peak travel seasons and continues to benefit from the recovery in the hospitality sector and the modified portfolio intended to eliminate nonperforming hotels.

Conference Call & Webcast Information:

●	Time & Date: September 25, 2024, at 5:00PM ET

●	PARTICIPANT DIAL IN (TOLL FREE): 1-877-317-6789

●	PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-6789

●	Webcast Link: HERE

The simultaneous webcast will be available in the Investor Relations section of the Company’s website at www.luxurbanhotels.com.

For access to all applicable financial statements, please see the company’s quarterly report on 10Q at the following link: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001893311/000182912624006460/luxurbanhotels_10q.htm

LuxUrban Hotels Inc.
LuxUrban Hotels Inc. secures long-term operating rights for entire hotels through Master Lease Agreements (MLA) and rents out, on a short-term basis, hotel rooms to business and vacation travelers. The Company is strategically building a portfolio of hotel properties in destination cities by capitalizing on the dislocation in commercial real estate markets and the large amount of debt maturity obligations on those assets coming due with a lack of available options for owners of those assets. LuxUrban’s MLA allows owners to hold onto their assets and retain their equity value while LuxUrban operates and owns the cash flows of the operating business for the life of the MLA.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The statements contained in this release that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Generally, the words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this release may include, for example, statements with respect to the Company’s ability to successfully de-platform its properties from its former franchise partner and operate independently, its ability to improve its working capital and cash flow profiles, enhance its balance sheet and deliver organic revenue growth, scheduled property openings, expected closing of noted lease transactions, the Company’s ability to continue closing on additional leases for properties in the Company’s pipeline, as well the Company’s anticipated ability to commercialize efficiently and profitably the properties it leases and will lease in the future. The forward-looking statements contained in this release are based on current expectations and belief concerning future developments and their potential effect on the Company. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements are subject to a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results of performance to be materially different from those expressed or implied by these forward-looking statements, including those set forth under the caption “Risk Factors” in our public filings with the SEC, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 15, 2024, and any updates to those factors as set forth in subsequent Quarterly Reports on Form 10-Q or other public filings with the SEC, the base prospectus comprising part of the Registration Statement and when filed, the prospectus supplement filed with respect thereto. The forward-looking information and forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws.

For more information, contact:
Investor Relations:
Jeff Ramson, PCG Advisory
Email: Jramson@pcgadvisory.com

Corporate:
Robert Arigo, CEO
Email: rob@luxurbanhotels.com

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